UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2013

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in a press release and Current Report on Form 8-K dated March 14, 2013 (the “Press Release”), as of December 31, 2012 Great Lakes Dredge & Dock Corporation (the “Company”) was not in compliance with one of its financial covenants under its senior revolving credit facility, dated as of June 4, 2012, with Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other lenders parties thereto, as amended (the “Credit Agreement”) and its International Letter of Credit Agreement, dated as of September 29, 2006, by and among the Company, Great Lakes Dredge & Dock Company, LLC and Wells Fargo Bank, National Association, as successor by merger to Wells Fargo HSBC Trade Bank, as amended (the “International Letter of Credit Facility”). The Press Release also disclosed, among other things, that the Company would amend its quarterly reports on Form 10-Q for the periods ended June 30, 2012 and September 30, 2012 and restate the financial statements included therein (the “Restatements”).

Both the Credit Agreement and the International Letter of Credit Facility require the Company to maintain a minimum fixed charge coverage ratio of 1.25 to 1.0. The Company’s fixed charge coverage ratio as of December 31, 2012 was 1.12x, resulting in an event of default under the Credit Agreement and the International Letter of Credit Facility. Under both the Credit Agreement and the International Letter of Credit Facility, the Restatements and matters relating thereto may also be an event of default.

On March 15, 2013, the Company executed a Waiver and Amendment No. 2 to the Credit Agreement (the “Credit Agreement Waiver and Amendment”) and a Waiver to the International Letter of Credit Facility (the “LC Waiver”) pursuant to which the counterparties thereto agreed, among other things, to waive any default, event of default, or possible event of default, as applicable, related to the Restatements and the Company’s failure to meet the above-described financial covenant in the Credit Agreement and the International Letter of Credit Facility.

Separately, the Company determined that a perfection trigger event had occurred under the Credit Agreement. As a result, the outstanding obligations under the Credit Agreement are now secured by liens on certain of the Company’s vessels and all of its domestic accounts receivable. Under the original terms of the Credit Agreement, the obligations thereunder that became secured under these circumstances could again become unsecured provided that (i) no event of default has occurred and is continuing and (ii) the Company has maintained for two consecutive quarters, and is projected to maintain for the next two consecutive quarters, a total leverage ratio less than or equal to 3.75 to 1.0. Pursuant to the Credit Agreement Waiver and Amendment, this provision has been amended to add the additional condition that no release of the liens securing the obligations under the Credit Agreement can occur until the Company has delivered to the lenders its audited financial statements with respect to its fiscal year ending December 31, 2013.

Zurich American Insurance Company (“Zurich”) the Company’s surety provider, has informed the Company that it intends to seek, pursuant to the existing surety arrangements among the Company, Zurich and the Administrative Agent, second mortgages on the same vessels securing the obligations under the Credit Agreement.

The foregoing description of the Credit Agreement Waiver and Amendment and the LC Waiver does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, attached hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith:

10.1	Waiver and Amendment No. 2 to Credit Agreement, dated as of March 15, 2013, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, and the other lenders party thereto.

10.2	Waiver to International Letter of Credit Agreement, dated as of March 15, 2013, to the International Letter of Credit Agreement, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

Date: March 18, 2013	/s/ William S. Steckel
William S. Steckel
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Waiver and Amendment No. 2 to Credit Agreement, dated as of March 15, 2013, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, and the other lenders party thereto.

10.2	Waiver to International Letter of Credit Agreement, dated as of March 15, 2013, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC and Wells Fargo Bank, National Association.